EXHIBIT 10.6

FORM OF ADDENDUM TO THE MANAGEMENT SERVICES AGREEMENT

CHANGE IN CONTROL CLAUSE

THE UNDERSIGNED:

(1)	SARA LEE CORPORATION, a Maryland corporation having its registered seat at 3500 Lacey Road, Downers Grove, Illinois, United States, represented by the chairman of the Executive Board of Sara Lee Corporation, Jan Bennink, hereinafter referred to as the Company;

(2)	D.E MASTER BLENDERS 1753, a private company with limited liability with a corporate seat in Joure (Skarsterlân), The Netherlands, hereinafter referred to as DEMB, represented by the non-executive chairman of the Board of DEMB, Jan Bennink;

and

(3)	MR MICHIEL HERKEMIJ, date of birth 15 May 1964, currently residing at Langelaan 11, 2111 AA, Aerdenhout, hereinafter referred to as the Executive;

CONSIDERING:

(A)	that the Company entered into a management services agreement with the Executive on August 30, 2011 (the Agreement);

(B)	that the parties to the Agreement have concluded to agree on the terms and conditions as set out in this addendum (Addendum);

(C)	the Company is in the process of preparing for the following transactions, which will result in DEMB becoming an independent public company: (i) the distribution by the Company, pro rata to its shareholders, of all of the shares of common stock of DE US, Inc. (“CoffeeCo”) owned by the Company, which will be 100% of CoffeeCo’s shares of common stock outstanding immediately prior to such distribution, (ii) the subsequent merger of CoffeeCo with a wholly owned subsidiary of DEMB, with CoffeeCo surviving the merger as a subsidiary of DEMB, and (iii) the exchange of DEMB ordinary shares for the shares of CoffeeCo common stock by the Company (collectively all of such transactions are hereinafter referred to as the “Spin-Off”), and

(D)	that the Executive and the Company have discussed the conditions of this Addendum and that they have reached agreement on this.

HAVE AGREED AS FOLLOWS:

1.	In so far as not provided otherwise in this Addendum, the provisions of the Agreement remain in full force and effect. In the event of contrariety between the contents of the Agreement and this Addendum, the Addendum will prevail.

2.	With effect from the signing date of this Addendum, the following change in control provision shall be included in the Agreement.

1.	DEFINITIONS

The following definitions shall apply in this Addendum:

Base, Bonus and Pension Compensation means the yearly basis fee as referred to in article 3 of the Agreement plus the bonus as referred to in article 8 of the Agreement plus the pension contributions as referred to in article 5 of the Agreement. Other benefits, such as LTI, expense allowances, company car, etc. are not included.

Change in Control means:

(a)	if a Person, alone or together with Persons acting in concert, acquires Control; and

(b)	upon the consummation of a reorganization, merger (fusie), demerger (splitsing) or consolidation of DEMB, or a sale or other disposition of all or substantially all of DEMB property and assets.

For the avoidance of doubt, the occurrence of a Public Offer shall not constitute a Change in Control unless and until the relevant person acquires Control following the successful consummation (gestanddoening) of the Public Offer.

The definition Change in Control shall explicitly not include the proposed Spin-Off or demerger (splitsing) of CoffeeCo and DEMB by the Company.

Control means the right, directly or indirectly, to (i) exercise 50% or more of the voting rights capable of being cast in general meetings of shareholders of DEMB and/or (ii) to appoint or replace the majority of the members of the Board of Directors of DEMB.

Completion Date means the earliest of the following dates:

(c)	the date of finalisation and/or fulfilment, of all activities, processes and requirements directly connected to the Change in Control, including but not limited to work which needs to be performed in this respect by the Executive until this date; or

(d)	the date preceding the day exactly three months after the Change in Control.

LTI-Plan means the long term incentive plan applicable to a certain group of employees of DEMB as amended from time to time.

Notice Period means a period of notice of three (3) months for the Executive and six (6) months for the Company.

Person means a natural person or a legal person.

Persons acting in concert, in relation to a Person, are persons who cooperate with that Person on the basis of an agreement, either express or tacit, either oral or written, aimed at acquiring Control.

Public Offer means a public offer (other than by DEMB itself) made to the Shareholders to acquire all or some of the Shares, whether mandatory or voluntary, which follows or has as its objective the acquisition of Control of DEMB.

Severance Payment means, two-and-a-half times (2.5) the Base, Bonus and Pension Compensation if the Agreement is terminated during the first four years of service of the Executive, which is consistent with the entitlements under the Company’s change in control plan that is applicable to the Executive prior to completion of the Spin-Off.

Share means an ordinary share in the capital of DEMB.

Shareholder means a holder of Shares.

Termination Date means the effective date of termination of the Agreement.

2.	TERMINATION OF THE AGREEMENT

Within a period of three months after a Change in Control either party can terminate the Agreement in writing with due regards for the Notice Period.

3.	SEVERANCE PAYMENT

Subject to the provisions of this Addendum, within thirty days from the Termination Date, the Company shall owe a Severance Payment if and when:

(A)	within a period of three months following a Change in Control, the Company gives notice of termination of this Agreement, provided such notice of termination is not solely or principally due to the acts or omissions of the Executive; or

(B)	within a period of three months following a Change in Control, the Executive gives notice of termination of this Agreement prior to the Company.

The Severance Payment shall be conditional upon the Executive not having left the active service of the Company for reasons of his own volition for at least the period up until the Completion Date. The Company may waive this condition in writing to the Executive.

Upon termination of the Agreement within the meaning of this Addendum, the parties to this Agreement will establish the form of payment of the Severance Payment, i.e. payment less the applicable statutory withholdings or a right to obtain a right of entitlement to periodic payments as defined in article 11 sub 1 g Dutch Wage Tax Act 1964 (text 2011) (stamrecht). Any payment shall be subject to tax legislation providing for and allowing such entitlement and in accordance with tax laws and shall not entail any risks and extra costs for the Company. The Company can require that this be demonstrated by the Executive by means of written proof agreed prior to the payment.

The Severance Payment shall be in full and final settlement of any and all claims in connection with the termination of the Agreement between the Company and the Executive and any and all amounts awarded by the competent court and any other amount awarded in relation to the termination of the relationship between the Company and the Executive will be set off against the Severance Payment. If any amounts have been paid under this article before such court decision, the Company can claim such amounts as unduly paid.

In case the Severance Payment is likely to result in additional costs, e.g. pursuant to article 32ba of the Wages and Salaries Tax Act 1964 (RVU eindheffing), the Company and the Executive will use their reasonable best efforts to avoid or reduce such additional costs.

4.	OTHER ITEMS

4.1	The Company and DEMB agree that, in connection with and effective immediately upon completion of the Spin-Off, this Addendum and the Agreement automatically shall be transferred and assigned to DEMB, and DEMB shall accept and assume all of the right and obligations of this Addendum and the Agreement (as per article 6:159 Dutch Civil Code). At and after the effective time of such transfer and assignment, DEMB shall be solely responsible for compliance with all terms of this agreement that remain to be completed after the effective time of the Spin-Off and the Company shall have no further or continuing rights or obligations hereunder. Pursuant to the transfer and assignment of this Addendum and the Agreement, each shall mutatis mutandis apply to DEMB as the “Company” and the Executive.

4.2	The Executive will continue to be entitled to his Base, Bonus and Pension Compensation and other benefits, such as expense allowances, company car, etc. up to the Termination Date.

4.3	In the event of a Change in Control (as defined in the LTI-Plan), the terms of the LTI-Plan in this respect will apply.

4.4	The relevant terms will be amended after four years in order to bring these in line with the Dutch corporate governance code, when the severance payment as per the Change in Control provision will be one (1) time the yearly basis fee only.

4.5	This Addendum is governed by the laws of the Netherlands.

This document has been signed and executed in duplicate on                                               by:

Mr. Jan Bennink, Executive Chairman on behalf of SARA LEE CORPORATION	The Executive Mr. Michiel Herkemij

Mr. Jan Bennink, Chairman on behalf of D.E MASTER BLENDERS 1753

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